9 August 2019

SHARE EXCHANGE AGREEMENT

between

SONNET BIOTHERAPEUTICS, INC., as Buyer,

and

RELIEF THERAPEUTICS HOLDING SA, as Seller

CONTENTS

This Agreement is dated 9 August 2019

PARTIES

(1) RELIEF THERAPEUTICS HOLDING SA, a Swiss joint-stock company incorporated and registered in Geneva, Switzerland with federal identification number CHE-113.516.874, whose registered office is at Avenue de Sécheron 15, CH-1202 Genève, Switzerland (**"Seller"**).

(2) SONNET BIOTHERAPEUTICS, INC., a corporation domiciled in New Jersey, USA, with Entity Identification Number 0101036485, whose principal place of business is at 100 Overlook Center, Second Floor, Princeton, New Jersey, USA 08540 (**"Buyer"**).

(Buyer and Seller, individually a **"Party"**, and collectively the **"Parties"**).

(3) GEM GLOBAL YIELD FUND LLC S.C.S., a corporation domiciled in Luxembourg, with Registration Number B173296, whose principal place of business is at 412F route d'Esch, Luxembourg L-2086, solely with respect to Clause 10.

BACKGROUND

(A) The target company is RELIEF THERAPEUTICS SA, a Swiss joint-stock company organized and incorporated under the laws of Switzerland, registered with the Geneva trade register under the federal identification number CHE-243.379.571, whose registered office is at Avenue de Sécheron 15, CH-1202 Geneva, Switzerland (the **"Company"**).

(B) The Company has an issued share capital of CHF 208,163, divided into 208,163 non materialized registered shares with a nominal value of CHF 1.- each, fully paid in, with restrictions as to their transferability (the **"Shares"**).

(C) Further particulars of the Company at the date of this Agreement are set out in Schedule 1.

(D) The Seller is the owner of one hundred percent (100%) of the Shares and has the legal and beneficial title thereto.

(E) In consideration of the Shares, the Parties have agreed that the Buyer will transfer 7,111,947 of the Buyer's common shares, being thirteen and three-quarters percent (13.75%) of the aggregate total number of the Buyer's issued and outstanding common stock as of the date of this Agreement (the **"Payment Shares"**).

(F) The Parties have agreed to exchange the Shares against the Payment Shares, subject to the terms and conditions of this Agreement.

AGREED TERMS

1. Interpretation.

The definitions and rules of interpretation in this clause apply in this Agreement.

1.1 Definitions:

Accounts: the financial statements of the Company as at and to the Accounts Date, including the balance sheet, profit and loss account (copies of which are attached to the Disclosure Schedule).

Accounts Date: 30 June 2019.

Accounting Policies: has the meaning given in Paragraph 1 of Schedule 4.

Accounting Standards: has the meaning given in Paragraph 1 of Schedule 4.

Agreement: this share exchange agreement, together with its Schedules and Annexes attached hereto.

Annex: any annex to this Agreement that forms an integral part thereof.

Announcement: has the meaning given in Clause 9.6.

Ares: means ARES TRADING SA, a wholly owned subsidiary of Merck.

Ares License Agreement: that certain license agreement entered into by and between Ares and the Company dated as of August 28, 2015.

Breach: has the meaning given in Clause 8.1.

Business: the business of the Company, including without limitation all of the Company's right, title and interest in, including without limitation ownership, administration, commercial exploitation and other uses, patents, licenses, trademarks and all other intellectual properties, whether registered or unregistered, choate or inchoate, as well as licensure and permitting, relating to atexakin alfa, a formulation of interleukin-6 (IL-6), for, among other things, the creation, development, marketing, and commercial exploitation of drugs, medical devices, treatments and other applications and products, as well as all other potential uses, thereof or otherwise derived therefrom.

Business Day: a day other than a Saturday, Sunday or public holiday in Switzerland when banks in the city of Geneva are open for business.

Buyer's Accountants: has the meaning given in Paragraph 1 of Schedule 4.

Buyer's Lawyers: The law firm of BUCHANAN INGERSOLL & ROONEY PC, 650 5th Avenue, New York, New York 10019.

Cap: has the meaning given in Clause 8.3 (c).

Clause: any section of this Agreement.

Closing: the closing of the exchange of the Shares in accordance with this Agreement.

Closing Accounts: has the meaning set out in Paragraph 1 of Schedule 4.

Closing Agenda: a document, in agreed form, identifying the documents to be delivered by the Buyer and the Seller at Closing and the business to be conducted at board meetings of the Company held at Closing.

Closing Date: has the meaning given in Clause 5.1.

Closing Net Assets: has the meaning given in Paragraph 1 of Schedule 4.

Closing Payment: the transfer of the Payment Shares in accordance with Clauses 4 and 5.

Closing Period: has the meaning given in Paragraph 1 of Schedule 4.

Closing Profit: has the meaning given in Paragraph 1 of Schedule 4.

Company: has the meaning given in the Background section of the Agreement, further details of which are set out in Part 1 of Schedule 1.

Company Intellectual Property: all of the Company's rights, title and interest in all intellectual properties owned, licensed to, used or held for use by, the Company or otherwise used in connection with the Business, including without limitation all trademarks, service marks, moral rights, goodwill, trade names, business and domain names, logos, patents, inventions, trade secrets, proprietary or confidential information, know-how, design rights, rights in get-up and trade dress, utility models, copyrights and neighbouring and related rights, rights in software and databases, and all other similar rights, anywhere in the world, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for or effect such registrations, including for the avoidance of doubt, all of the Company's rights in, to and under IL-6.

Conditions: the conditions to Closing, being the matters set out in Schedule 2.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person either:

a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a **Change of Control** occurs if a person who Controls any body corporate ceases to do so or if another person acquires Control of it.

De Minimis: has the meaning given in Clause 8.3(a).

Derived Products: has the meaning given in Paragraph 11(c) of Schedule 5.

Director: each person who is a director of the Company, as set out in Schedule 1.

Disclosed: fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Schedule.

Disclosure Schedule: Schedule 7 to this Agreement.

Draft Closing Accounts: has the meaning given in Paragraph 1 of Schedule 4.

Employee: has the meaning given in Paragraph 16(a) of Schedule 5.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Expert: has the meaning given in Paragraph 1 of Schedule 4.

FDA: means the United States Food and Drug Administration.

GEM: means GLOBAL EMERGING MARKETS NORTH AMERICA, INC., and its Group, as applicable.

Going-Public Event: has the meaning given in Clause 5.1.

Group: in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary from time to time (its Holding Company) and any other subsidiaries from time to time of that company or its Holding Company. Each company in a Group is a member of the Group.

Indemnitee: has the meaning given in Clause 8.1.

Indemnitor: has the meaning given in Clause 8.1.

Insurance Policies: has the meaning given in Paragraph 13 of Schedule 5.

Interim Period: the period from (and including) the date of this Agreement up to (and including) the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms.

Liabilities: has the meaning given in Paragraph 7 of Schedule 5.

Longstop Date: 31 December 2020 at 24:59 Geneva, Switzerland time (CET), or such later time and date as may be agreed in writing by the Buyer and the Seller.

Losses: has the meaning given in Clause 8.3(a).

Management Accounts: the unaudited balance sheet and the unaudited profit and loss account of the Company for the period of 6 (six) months ended 30 June 2019 (a copy of which is attached to the Disclosure Schedule).

Material Adverse Change: has the meaning given in Paragraph 4 of Schedule 2.

Material Contract: has the meaning given in Paragraph (9) of Schedule 5.

Merck: means MERCK KGAA and its affiliates and subsidiaries, including Ares.

Notice of Breach: has the meaning given in Clause 8.2.

Payment Shares: has the meaning given in the Background section of the Agreement.

Pension Funds: has the meaning given in Paragraph (17)(a) of Schedule 5.

Purchase Price: the purchase price for the Shares to be paid by the Buyer to the Seller in accordance with Clause 4.

Qualified Stock Exchange: means any stock exchange of any member nation of the Organization for Economic Co-operation and Development located in North America, the European Union, Switzerland, the United Kingdom or Japan, through which the securities of the companies listed thereupon are freely tradeable by members of the general public both within and outside of such country, subject to applicable laws.

Schedule: any schedule to this Agreement that forms an integral part thereof.

Seller's Accountants: has the meaning given in Paragraph 1 of Schedule 4.

Seller's Auditor: means MAZARS SA, Chemin de Blandonnet 2, 1214 Vernier, Switzerland, Attn: Franck Paucod (*franck.paucod@mazars.ch*).

Seller's Lawyers: The law firm of CPV PARTNERS, 12, Avenue Industrielle, CH-1227 Carouge.

Shares: has the meaning given in the Background section of this Agreement.

Share Subscription Facility: means the transactions contemplated by, and provided for in, that certain Subscription Agreement to be entered into by and between the Company and GEM, providing for, among other things, GEM's commitment to purchase up to $100,000,000 worth of equity securities of the Company, for three (3) years, without any fees or warrants.

so far as the Buyer is aware: has the meaning given in Clause 6.2(g).

so far as the Seller is aware: has the meaning given in Clause 6.1(g).

Subsidiary: in relation to a company wherever incorporated (a "**Holding Company**"), any company in which the Holding Company (or persons acting on its behalf) directly or indirectly holds or controls either:

a) a majority of the voting rights exercisable at shareholder meetings of that company; or

b) the right to appoint or remove a majority of its board of directors,

and any company which is a Subsidiary of another company is also a Subsidiary of that company's Holding Company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities chargeable, and any penalty, fine, surcharge, interest, charges or costs relating thereto or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any Tax Authority.

Tax Authority: means *l'Administration fédérale des contributions de la Confédération suisse* (the Federal Tax Administration of Switzerland), and any other taxing authorities having jurisdiction over the Company or the Seller, including without limitation those of the Canton and City of Geneva.

Third Party: means with respect to any specified person or entity, any other person or entity who is not an affiliate of such specified person.

Third Party Claim: has the meaning given in Clause 8.2.

Threshold: has the meaning given in Clause 8.3(b).

Trading Cap: has the meaning given in Clause 10.1.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

Transaction Documents: this Agreement, and any other document to be entered into pursuant to this Agreement in connection with the Transaction.

Transaction Payments: all payments owing, due and payable, to any person in connection with the consummation of the transactions contemplated by this Agreement, including without limitation all amounts owed to Ares, a wholly-owned entity of Merck, pursuant to section 4.2 of the Ares License Agreement, and/or to any Director, officer or other person of the Seller.

Usual Business Hours: has the meaning given in Clause 16.5.

Warranties: the representations and warranties given pursuant to Clauses 6 and set out in Schedules 5 and 6.

1.2 Clause, Schedule, Annex and Paragraph headings shall not affect the interpretation of this Agreement.

1.3 References to Clauses and Schedules are to the Clauses of and Schedules to this Agreement and references to Paragraphs are to Paragraphs of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to "**this Agreement**" or to "**any other agreement or document referred to in this Agreement**" is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8 A "**person**" includes a natural person, a corporate, business, organizational or unincorporated body (whether or not having separate legal personality), and that person's personal representatives, agents, successors and permitted assigns.

1.9 This Agreement shall be binding on and ensure to the benefit of, the Parties to this Agreement and their respective successors and permitted transferee and references to a "**party**" shall include that party's personal representatives, agents, successors and permitted transferees.

1.10 A reference to a "**company**" shall include any company, corporation or other body corporate, business entity, organizational or other body not being a natural person, wherever and however incorporated or established.

1.11 A reference to "**writing**" or "**written**" includes fax and email (unless otherwise expressly provided in this Agreement).

1.12 Any words following the terms "**including, include, in particular, for example**" or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13 References to a document in "**agreed form**" are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.14 Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time, *provided that*, as between the Parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.15 A reference to a law shall include all subordinate legislation made from time to time under that law.

1.16 Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.17 References to times of day are, unless the context otherwise requires, to New York City time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.18 Any amount expressed to be in "**dollars**", "**US$**" or "**$**" shall mean the United States dollar, being the legal tender of the USA, and, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this Agreement (or, if that is not a Business Day, the Business Day immediately following it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be foreign exchange market's (or Forex) spot rate for the purchase of that currency with the dollar at the time of the deemed conversion.

The same applies *mutatis mutandis* for any amount expressed to be in "**Swiss francs**" or "**CHF**".

2. Deliveries; Conditions.

2.1 Seller hereby delivers, together with this Agreement:

(a) an opinion of Seller's Lawyers confirming that the Seller is validly incorporated under the laws of Switzerland, has the capacity to enter into this Agreement, and that this Agreement constitutes a legally binding and valid commitment of the Seller enforceable against the Seller under Swiss law in accordance with its terms, attached hereto as Annex 2.1(a); and

(b) a copy of the resolutions adopted by the board of directors of the Seller authorising the Transaction and the execution and delivery of this Agreement and the performance of any and all undertakings necessary for the Seller's entry into this Agreement.

2.2 Closing is subject to and conditional upon:

(a) the Conditions in Paragraph 1 of Schedule 2 being satisfied (or waived by the Buyer in accordance with Clause 2.7); and

(b) the Conditions in Paragraphs 3 and 4 of Schedule 2 being satisfied on each day of the Interim Period (or waived by the Buyer in accordance with Clause 2.7);

(c) the Conditions in Paragraph 2 of Schedule 2 being satisfied (or waived by the Seller in accordance with Clause 2.7 applied *mutatis mutandis*) by the Longstop Date; and

(d) the Conditions in Paragraph 4 of Schedule 2 being satisfied on each day of the Interim Period (or waived by the Seller in accordance with Clause 2.7 applied *mutatis mutandis*), the term "Company" being replaced by the term "Buyer".

2.3 If any of the Conditions is not fully satisfied in accordance with Clause 2.2, then unless each unfulfilled Condition is waived by the Buyer and/or the Seller pursuant to Clause 2.7, this Agreement shall terminate and cease to have effect on the Longstop Date, except for:

(a) any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination including the provisions referred to in Clause 2.4; and

(b) any rights, remedies, obligations or liabilities of the Parties that have accrued under this Agreement up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination.

2.4 Following termination of this Agreement in accordance with Clause 2.3 or the termination or rescission of this Agreement pursuant to Clause 5.6(c) or Clause 6.1(h)(i), the following clauses shall continue to have effect:

(a) Clause 1 (Interpretation);

(b) Clause 2 (Conditions);

(c) Clause 9 (Confidentiality and Announcements);

(d) Clause 14 (Entire Agreement);

(e) Clause 15 (Variation and Waiver);

(f) Clause 12 (Costs);

(g) Clause 16 (Notices);

(h) Clause 24 (Language); and

(i) Clause 25 (Governing Law and Jurisdiction).

2.5 The Seller and the Buyer shall use their good-faith best endeavours to procure that the Conditions are satisfied as soon as practicable.

2.6 The Buyer and the Seller shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions, including (but not limited to) the provision by the Parties of all information reasonably necessary to make any application for consent, notification or filing that the Buyer deems to be necessary or as requested by any relevant authority, keeping the other Party informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.7 Each Party may to such extent as it thinks fit (in its absolute discretion), waive in whole or in part any of the Conditions that are aimed to defend its position by notice in writing to the other Party. In case of doubt, both Parties shall waive such Condition in writing.

3. Sale and Purchase.

3.1 On the terms of this Agreement and subject to the Conditions, the Seller shall sell and the Buyer shall buy, with effect from Closing, the Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future

attach) to the Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

3.2 The Seller covenants with the Buyer that:

(a) it has the right to sell the Shares on the terms set out in this Agreement;

(b) it shall convey to the Buyer the full legal and beneficial title to the Shares;

(c) it sells the Shares free from all Encumbrances;

(d) there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company; and

(e) no commitment has been given to create an Encumbrance affecting the Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.

3.3 The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4. Purchase Price.

4.1 The Purchase Price is the Payment Shares.

4.2 The Purchase Price shall be tendered in accordance with Clause 5 below. Payment in accordance with this Clause shall be a good and valid discharge of the obligations of the Buyer to pay the Purchase Price in question.

5. Closing.

5.1 In this Agreement, "**Closing Date**" means the date on which the Buyer goes public on a Qualified Stock Exchange, merges with a corporation that is publicly traded on a Qualified Stock Exchange or becomes a wholly owned subsidiary of a corporation that is publicly traded on a Qualified Stock Exchange at a listing valuation of at least $180,000,000 or such other amount as the Parties may agree (each, a "**Going-Public Event**"), *provided that* the Conditions have been fully satisfied (or waived by the Buyer and/or the Seller in accordance with Clause 2.7).

5.2 The Closing shall take place one minute prior to the Going-Public Event.

5.3 The Seller:

(a) undertakes to the Buyer that at all times during the Interim Period the Business shall be conducted in the manner provided in Schedule 3; and

(b) gives the Buyer the undertakings set out in Schedule 3.

5.4 At Closing, the Seller shall:

(a) transfer the Shares in such form as is necessary for the Buyer to acquire legal ownership of the Shares in accordance with the laws of Switzerland;

(b) deliver a copy of all resolutions of the board of directors of the Seller adopted at any time from and after the date hereof through the Closing Date related to this Agreement and the Transaction Documents, including resolutions in mutually agreed-upon form and substance authorising the consummation of the Transaction, the execution and delivery of any documents necessary to transfer the Shares in accordance with Clause 5.4(a) and any other documents referred to in this Agreement as being required to be delivered by the Seller, and all other undertakings of the Seller necessary therefor;

(c) deliver a copy of an excerpt of the relevant trade register, confirming that the Seller is validly incorporated under the laws of Switzerland;

(d) deliver the written resignations, in agreed form, of the Directors, resigning from their respective offices and employment with the Company; and

(e) deliver (or cause to be delivered) all other documents identified in the Closing Agenda as documents to be delivered by the Seller at Closing.

5.5 At Closing, the Buyer shall (subject to the Seller complying with Clause 5.4):

(a) tender to the Seller the Closing Payment, by transferring the related Payment Shares in such form as is necessary for the Seller to acquire legal ownership of the Payment Shares in accordance with the laws of the State of New Jersey or other applicable law;

(b) deliver a copy of the resolutions in agreed form adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery of any documents necessary to transfer the Payment Shares in accordance with Clause 5.4(a) and any other documents referred to in this Agreement as being required to be delivered by the Buyer;

(c) deliver a certificate of good standing of the Buyer from the Division of Revenue of the State of New Jersey, confirming that the Buyer is validly incorporated and in good standing under the laws of New Jersey;

(d) deliver a copy of any document evidencing the power to sign for the Buyer of the signatories hereinafter, together with a copy of their ID and/or passport;

(e) a certified copy of the resolutions, in agreed form, passed by the Buyer's shareholders approving the Transaction; and

(f) deliver (or cause to be delivered) all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

5.6 If the Seller does not comply with its obligations in Clause 5.4 in any material respect the Buyer may, at its sole discretion and without prejudice to any other rights or remedies it may have, including the right to claim damages for breach of this Agreement:

(a) proceed to Closing;

(b) defer Closing to a date no more than 1 (one) month after the date on which Closing would otherwise have taken place; or

(c) terminate this Agreement by notice in writing to the Seller (in which case Clause 2.4 shall apply).

5.7 If the Buyer does not comply with its obligations in Clause 5.5 in any material respect the Seller may, at its sole discretion and without prejudice to any other rights or remedies it may have, including the right to claim damages for breach of this Agreement:

(a) proceed to Closing;

(b) defer Closing to a date no more than 1 (one) month after the date on which Closing would otherwise have taken place; or

(c) terminate this Agreement by notice in writing to the Buyer (in which case Clause 2.4 shall apply).

5.8 Any Party may defer Closing under Clauses 5.6(b), or 5.7(b), respectively, only once, but otherwise this Clause 5 applies to a Closing deferred under that Clause as it applies to a Closing that has not been deferred.

5.9 As soon as possible after Closing, the Seller shall send to the Buyer (at the Buyer's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company, which are not otherwise required to be delivered at Closing.

6. Representations and Warranties of the Parties.

6.1 Representations and Warranties of the Seller

(a) The Seller acknowledges that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

(b) The Seller warrants and represents to the Buyer that, except as Disclosed, each Warranty is true, accurate and not misleading on the date of this Agreement.

(c) The Seller further warrants and represents to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting, and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

(d) The Seller shall not (and shall procure that the Company shall not) do or omit to do anything during the Interim Period that would be inconsistent with any term

of this Agreement, including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading.

(e) Without prejudice to the Buyer's right to claim on any other basis or take advantage of any other remedies available to it (but subject always to Clause 8), if any Warranty is breached or proves to be untrue, inaccurate or misleading, the Seller undertakes to pay to the Buyer on demand:

(i) the amount necessary to put the Company into the position they would have been in if the Warranty had not been breached and had not been untrue, inaccurate or misleading; and

(ii) all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company as a result of the breach or of the Warranty being untrue, inaccurate or misleading (including a reasonable amount in respect of management time); and

(iii) if any sum payable under Clause 6.1(e)(i) or Clause 6.1(e)(ii) is subject to Tax in the hands of the Buyer, the additional amount required to ensure that the net amount received by the Buyer is the amount that the Buyer would have received if the payment was not subject to Tax.

(f) If at any time during the Interim Period the Seller becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, it shall promptly:

(i) notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(ii) if requested by the Buyer, use its good-faith best endeavours to prevent or remedy (as the case may be) the notified breach or anticipated breach.

(g) Warranties qualified by the expression "**so far as the Seller is aware**" (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all due and careful enquiries.

(h) If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue, inaccurate or misleading, or that the Seller has breached any other term of this Agreement (including, without limitation, any of the Seller's obligations and undertakings in Schedule 3) the Buyer may, at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement:

(i) terminate this Agreement by notice in writing to the Seller (in which case Clause 2.4 shall apply); or

(ii) proceed to Closing.

(i) Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this Agreement.

6.2 Representations and Warranties of the Buyer

(a) The Buyer acknowledges that the Seller is entering into this Agreement on the basis of, and in reliance on, the Warranties.

(b) The Buyer warrants and represents to the Seller that, except as Disclosed, each Warranty is true, accurate and not misleading on the date of this Agreement.

(c) The Buyer further warrants and represents to the Seller that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting, and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

(d) The Buyer shall not do or omit to do anything during the Interim Period that would be inconsistent with any term of this Agreement, including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading.

(e) Without prejudice to the Seller's right to claim on any other basis or take advantage of any other remedies available to it (but subject always to Clause 8), if any Warranty is breached or proves to be untrue, inaccurate or misleading, the Buyer undertakes to pay to the Seller on demand:

(i) the amount necessary to put the Seller into the position they would have been in if the Warranty had not been breached and had not been untrue, inaccurate or misleading; and

(ii) all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Seller as a result of the breach or of the Warranty being untrue, inaccurate or misleading (including a reasonable amount in respect of management time); and

(iii) if any sum payable under Clause 6.2(e)(i) or Clause 6.2(e)(ii) is subject to Tax in the hands of the Seller, the additional amount required to ensure that the net amount received by the Seller is the amount that the Seller would have received if the payment was not subject to Tax.

(f) If at any time during the Interim Period the Buyer becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, it shall promptly:

(i) notify the Seller in writing of the relevant fact or circumstance in sufficient detail to enable the Seller to make an accurate assessment of the situation; and

(ii) if requested by the Seller, use its good-faith best endeavours to prevent or remedy (as the case may be) the notified breach or anticipated breach.

(g) Warranties qualified by the expression "**so far as the Buyer is aware**" (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Buyer after it has made all due and careful enquiries.

(h) If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue, inaccurate or misleading, or that the Buyer has breached any other term of this Agreement (including, without limitation, any of the Buyer's obligations and undertakings in Schedule 3) the Seller may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement):

(i) terminate this Agreement by notice in writing to the Buyer (in which case Clause 2.4 shall apply); or

(ii) proceed to Closing.

(i) Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this Agreement.

7. Tax Covenant.

The provisions of Paragraph 18 of Schedule 5 apply in this Agreement in relation to Tax.

8. Indemnities

8.1 Without limiting any other rights or remedies the Parties may have, each Party (as "**Indemnitor**") shall indemnify the other Party (as "**Indemnitee**") against, and shall pay to the Indemnitee a sum equal to, all liabilities, costs, expenses, actual or threatened damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Indemnitee (and/or its successor in interest). or the Company as the case may be, (such amounts, the **Losses**), arising out of or in connection with any (a) breach of any one or more of the Warranties in this Agreement, or of any other provision of this Agreement, (b) misrepresentation by the Indemnitor, or (c) other act or

omission of the Indemnitor, in connection with this Agreement or the transactions contemplated hereby (each, a "**Breach**").

8.2 Within 30 (thirty) days after the Indemnitee having obtained reasonable knowledge of a Breach, or receipt of notice of any claim made by any Third Party which is reasonably likely to give rise to a Breach (a "**Third Party Claim**"), the Indemnitee shall deliver to the Indemnitor a notice in accordance with Clause 16 describing the Breach, the parties concerned and its amount in reasonable details to the extent then known (the "**Notice of Breach**"). Failure to give notice within the above-mentioned period shall not exclude any liability for such Breach of the Indemnitor, except to the extent that failure to do so by the Indemnitee caused or increased the Losses claimed.

8.3 Without prejudice to other limitations set forth in this Agreement or the Schedules, the Warranties shall be limited as follows:

(a) The liability of each Party for any Breach shall apply only to any Losses that individually exceed CHF 10,000 (the "**De Minimis**");

(b) The liability of each Party for any Breach shall apply only to the Losses that, in the aggregate and subject to the De Minimis, exceed 5% (five percent) of the value of the Purchase Price at Closing (the "**Threshold**"), in which event the full amount of the Losses shall be recoverable hereunder (and not just the excess);

(c) The total aggregate liability of each Party for any Breach shall in no event be higher than 75% (seventy-five percent) of the value of the Purchase Price at Closing (the "**Cap**");

(d) Each Party shall be liable to the other Party for any Breach (subject to the De Minimis, the Threshold, the Cap and other limitations on the Warranties pursuant to this Agreement), provided, however, that the total indemnification received by any Party hereunder shall never exceed the related Losses; and

(e) The liability of each Party for any Breach shall be excluded if and to the extent that:

(i) the Indemnitee has been reimbursed for the Losses by a Third Party (including reimbursement under any insurance policy); or

(ii) adequate provisions, reserves or valuation allowances expressly and specifically applicable to the Losses are set forth in the financial statements of such Party.

8.4 Each Party shall mitigate the Losses to the extent such mitigation is commercially reasonable.

8.5 Claims hereunder shall be time-barred (*prescrites*) unless the Party asserting such a claim notifies the other Party of a claim:

(a) for the Warranties contained in Sections 11, 18 and 20 of Schedule 5, on or before the date that is six (6) years after the Closing Date;

(b) for the Warranties contained in Sections 1-5, 10, 19 and 21 of Schedule 5, on or before the date that is 3 (three) years after the Closing Date;

(c) for the Warranties contained in Sections 1-5 of Schedule 6, on or before the date that is 3 (three) years after the Closing Date; and

(d) for any other Warranties, on or before the date that is 18 (eighteen) months following the Closing Date.

8.6 In the case of a Third Party Claim, the Indemnitee shall notify the Indemnitor of such Third Party Claim in writing. Such Indemnitee shall use (and in the case of the Seller, cause the Company to use) commercially reasonable efforts in order to limit the Losses, in particular through the following actions:

(a) the Indemnitee shall provide the Indemnitor and/or its advisor(s) with such information and support as the Indemnitor reasonably requires to assess potential claim against it based on the Third Party Claim;

(b) the Indemnitor shall be entitled to assume or control the defense of the Third Party Claim at its own expense if they give notice of its intention to do so to the Indemnitee within 30 (thirty) days of the receipt of the Notice of Breach in accordance with Clause 8.2;

(c) the Party which does not control the defense of a Third Party Claim shall, each at its own cost and expenses, cooperate with the Party controlling directly or indirectly such defense and make available to such controlling Party all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Party controlling the defense of a Third Party Claim;

(d) the Party which does not control the defense of a Third Party Claim shall be entitled to retain at its own expense its own counsel(s), who shall be granted the opportunity by the Party controlling the defense of a Third Party Claim to review and comment on any submission and the Party controlling directly or indirectly such defense shall reasonably take into account such comments and make available to such counsel(s) all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Party which does not control the defense of a Third Party Claim; and

(e) the Party which controls the defense of a Third Party Claim shall not enter into a settlement or otherwise agree to a cessation of the suit without the other Party having given its prior written consent, which shall not be unreasonably withheld or delayed.

9. Confidentiality and Announcements.

9.1 The Seller undertakes to each of the Buyer and the Company that it shall:

(a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;

(b) not disclose any of the information referred in Clause 9.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this Clause 9; and

(c) not make any use of any of the information referred in Clause 9.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

9.2 The Buyer undertakes to the Seller that it shall:

(a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Seller;

(b) not disclose any of the information referred in Clause 9.2(a) (whether in whole or in part) to any third party, except as expressly permitted by this Clause 9; and

(c) not make any use of any of the information referred in Clause 9.2(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

9.3 Nothing in this Agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Closing, of any information relating to the Company or to restrict its use of such information after Closing.

9.4 Notwithstanding any other provision of this Agreement, neither Party is required to keep confidential or to restrict its use of any information that:

(a) is or becomes public knowledge or otherwise generally available to the public (other than as a direct or indirect result of the information being disclosed in breach of this Agreement);

(b) the disclosing Party agrees in writing is not confidential; or

(c) was, is or becomes available to the receiving Party on a non-confidential basis from a person who, to the receiving Party's knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party.

9.5 Either Party may disclose any information that it is otherwise required to keep confidential under this Clause 9:

(a) to any employees, officers, consultants, representatives or advisers of any member of its Group who need to know such information for the purposes of advising on this Agreement or facilitating the Transaction, provided that the Party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that the recipients shall, in

relation to the information disclosed to them, comply with the obligations set out in this Clause 9 as if the recipients were that Party. The Party making a disclosure under this Clause shall, at all times, be liable for the failure by its recipients to comply with the obligations set out in this Clause;

(b) in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants in connection with the financing of the Transaction;

(c) with the prior consent in writing of the other Party;

(d) to confirm either that the Transaction has taken place or the Closing Date, but without otherwise revealing any other terms of the Transaction or making any other announcement; or

(e) to the extent that the disclosure is required:

  (i) by the laws of any jurisdiction to which the disclosing Party is subject;

  (ii) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

  (iii) to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

  (iv) under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

  (v) to protect the disclosing Party's interest in any legal proceedings,

provided that in each case (and to the extent it is legally permitted to do so) the disclosing Party gives the other Party as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Clause, it takes into account the reasonable requests of the other Party in relation to the content of such disclosure.

9.6 Subject to Clause 9.5, Clause 9.7 and Clause 9.8, neither Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction (each, an "**Announcement**") without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

9.7 The Parties shall issue a press release in agreed form immediately after Closing.

9.8 The Buyer may at any time after Closing announce its acquisition of the Shares to any Employees, clients, customers or suppliers of the Company, or any other member of the Buyer's Group.

9.9 This Clause shall continue to have effect for the period of 3 (three) years following the Closing Date.

10. Restrictions on Transfer of Payment Shares.

10.1 From and after the Closing Date, the Seller is allowed to transfer, sell or distribute from time to time a number of Payment Shares up to 10% (ten percent) of the average daily trading volume on the applicable Qualified Stock Exchange (the "**Trading Cap**") for Buyer's common stock, computed over the 5- (five-) preceding trading days; *provided that* no transfer, sale or distribution of Payment Shares, nor of any shares of Buyer's common stock acquired by GEM under the Share Subscription Agreement, may be undertaken or consummated by any of the Seller, GEM or their respective Groups, which together in the aggregate exceeds the Trading Cap.

10.2 Notwithstanding the foregoing Clause 10.1, the Seller may transfer, sell, distribute or pledge up to a maximum of 1,209,031 Payment Shares, for payment of the Transaction Payments and other expenses related to the transactions contemplated by this Agreement.

10.3 Neither Seller, nor GEM, nor any of their respective Groups, may enter into a short position with respect to any of the Payment Shares, including in any of their account accounts directly or indirectly managed by any of them or any of their respective Groups.

10.4 In addition to the foregoing, in connection with any sale of the Payment Shares, the Seller shall comply in all respects with all applicable laws, rules, regulations and orders.

11. Interim Period Investment.

During the Interim Period, the Buyer may, at its sole and exclusive discretion, invest in, fund or otherwise contribute to the funding of the Company's Business and/or development of IL-6 and Derived Products (as defined below); if the Seller or the Company (as the case may be) accepts such funding, the Seller shall be deemed to have irrevocably committed to use its good-faith best efforts to fully consummate the Transactions contemplated by this Agreement, and for the avoidance of doubt, any failure to do so shall constitute a breach of this Agreement for which the Buyer shall be entitled to specific performance, injunctive and equitable relief pursuant to Clause 11, in addition to in addition to all of the Buyer's other rights and remedies under applicable law and this Agreement.

12. Costs.

12.1 Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the Transaction, including the negotiation, preparation and execution of this Agreement and the other Transaction Documents.

12.2 Without prejudice to any other right or remedy the Buyer may have, the Seller shall indemnify the Buyer against all costs and expenses incurred by the Buyer in investigating the affairs of the Company and in negotiating, preparing, executing or terminating this Agreement and the other Transaction Documents in the event that the Buyer terminates this Agreement in accordance with Clause 5.6 or Clause 6.1(h).

12.3 Without prejudice to any other right or remedy the Seller may have, the Buyer shall indemnify the Seller against all costs and expenses incurred by the Seller in negotiating, preparing, executing or terminating this Agreement and the other Transaction Documents in the event that the Seller terminates this Agreement in accordance with Clause 5.7 or Clause 6.2(h).

13. Assignment.

13.1 Subject to the further provisions of this Clause 13, no Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other Transaction Document).

13.2 Each Party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.

13.3 The Buyer may assign or transfer its rights (but not its obligations) under this Agreement (or any other Transaction Document) to:

(a) another member of its Group; or

(b) any person to whom the Shares are sold or transferred by the Buyer following Closing.

13.4 The Buyer may grant security over, or assign by way of security, any or all of its rights under this Agreement or any other Transaction Document for the purposes of, or in connection with, the financing (whether in whole or in part) of any of its working capital or other requirements. On the enforcement of any security of a kind referred to in this Clause 13.4, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the Seller's liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

13.5 If there is an assignment or transfer of the Buyer's rights under Clause 13.3 or Clause 13.4:

(a) the Seller may discharge its obligations under this Agreement to the Buyer until it receives notice of the assignment or transfer; and

(b) the assignee or transferee may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under the Agreement.

14. Entire Agreement.

14.1 This Agreement (together with any other Transaction Document), constitute the entire agreement between the Parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter, in particular a certain term sheet dated 9 May 2019.

14.2 Each Party acknowledges that in entering into this Agreement, and any other Transaction Document, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or any other Transaction Document.

14.3 Each Party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement or any other Transaction Document.

14.4 Nothing in this Clause 14 operates to limit or exclude any liability for fraud.

15. Variation and Waiver.

15.1 No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

15.2 A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

15.3 A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15.4 A Party that waives a right or remedy provided under this Agreement or by law in relation to one Party, or takes or fails to take any action against that Party, does not affect its rights in relation to any other Party.

16. Notices.

16.1 For the purposes of this Clause 16 (but subject to Clause 16.6), "**notice**" includes any other communication.

16.2 A notice given to a Party under or in connection with this Agreement:

(a) shall be in writing and in English (or be accompanied by an accurate translation into English);

(b) shall be signed by or on behalf of the party giving it;

(c) shall be sent to the relevant party for the attention of the contact and to the address, email address or fax number specified in Clause 16.3, or such other contact, address, email address or fax number as that party may notify in accordance with Clause 16.4;

(d) shall be:

(i) delivered by hand;

(ii) sent by pre-paid first class post or another next working day delivery service providing proof of delivery;

(iii) sent by pre-paid airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent) providing proof of delivery; or

(iv) sent by fax or email; and

(e) unless proved otherwise is deemed received as set out in Clause 16.5.

16.3 The addresses, email addresses, fax numbers and contacts for service of notices are:

(a) RELIEF THERAPEUTICS Holding SA

(i) address: avenue de Sécheron 15, CH-1202 Geneva, Switzerland

(ii) for the attention of: Raghuram Selvaraju, Chairman of the Board

(iii) email address: *ram.selvaraju@reliefttherapeutics.com*

(b) Sonnet Biotherapeutics, Inc.

(i) address: 100 Overlook Center, Second Floor, Princeton, New Jersey 08540

(ii) for the attention of: Dr. Pankaj Mohan, Chief Executive Officer

(iii) email address: Pankaj.Mohan@sonnetbio.com

16.4 A Party may change its details for service of notices as specified in Clause 16.3 by giving notice in writing to the other Party, provided that the address for service is an address in the USA or Switzerland following any change.

16.5 A notice is deemed to have been received (provided that all other requirements in this Clause 16 have been satisfied):

(a) if delivered by hand, on signature of a delivery receipt;

(b) if sent by pre-paid first class post or another next working day delivery service providing proof of delivery to an address in the country in which it is sent, at 9.00 am local time on the second (2nd) Business Day after posting or at the time recorded by the delivery service;

(c) if sent by pre-paid airmail providing proof of delivery to an address outside the country from which it is sent, at 9.00 am local time on the fifth (5th) Business Days after posting or at the time recorded by the delivery service;

(d) if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; or

(e) if sent by fax or email, at the time of transmission,

provided that if deemed receipt under the previous Paragraphs (a) to (d) of this Clause 16.5 would occur outside the Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this Clause, "**Usual Business Hours**" means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by fax or email shall be deemed to be the same place as is specified for service of notices on the relevant Party by hand or post). For the purposes of this Clause, all references to time are to local time in the place of deemed receipt.

16.6 This Clause 16 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17. Interest.

17.1 Subject to Clause 17.3 and Paragraph 18 of Schedule 5, if either Party fails to make any payment due to the other Party under this Agreement by the due date then the defaulting Party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

17.2 Interest under this Clause will accrue each day at rate of 5% (five percent) per year.

17.3 In relation to payments disputed in good faith, interest under this Clause is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.

18. Severance.

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

19. Agreement Survives Closing.

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

20. Successors.

This Agreement (and any of the Transaction Documents) are made for the benefit of the Parties and their successors and permitted transferees, and the rights and obligations of the Parties under this Agreement (and any of the Transaction Documents) shall continue for the benefit of, and shall be binding on, their respective successors and permitted transferees.

21. Third Party Rights.

21.1 Except as expressly provided in Clause 21.2, no one other than a Party, their personal representatives, agents, successors and permitted transferees, shall have any right to enforce any of its terms.

21.2 The rights of the Parties to terminate, rescind or vary this Agreement or to agree any waiver or settlement under this Agreement are not subject to the consent of any other person.

22. Counterparts.

22.1 This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

22.2 Transmission of the executed signature page of a counterpart of this Agreement by fax or email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

22.3 No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

23. Rights and Remedies.

23.1 Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

23.2 In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond or the burden of proving actual damage with respect to such remedy are waived by the Parties to this Agreement.

24. Language.

24.1 If this Agreement is additionally signed in, or is translated into, any language other than English, the English language version shall prevail.

24.2 Any other document provided in connection with this Agreement, including any Transaction Document, shall be in English, or there shall be a properly prepared translation into English, and the English translation will prevail in the case of any conflict between them.

25. Governing Law and Jurisdiction.

25.1 This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Switzerland.

25.2 Each Party irrevocably agrees that the courts of New York, New York, USA shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

26. Execution.

26.1 This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

26.2 The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature (including by portable document format and verified electronic signatures, such as DocuSign) by any of the Parties, and each receiving Party may rely on the receipt of such form of execution as if the original had been duly delivered and received.

This Agreement has been entered into on the date stated at the beginning of it.

[*Remainder of Page Intentionally Left Blank;* Schedule 1 *Follows*]

Schedule 1 Particulars of the Company

Part 1 The Company

Name:	RELIEF THERAPEUTICS SA
Registration number:	CHE-243.379.571
Registered office:	Avenue de Sécheron 15, CH-1202 Geneva, Switzerland,
Issued share capital:	**Amount**: CHF 208,163 **Divided into**: 208,163 non materialized registered shares, with a nominal value of CHF 1 each, fully paid in, with restrictions as to their transferability as per section 7 of the Company's articles of association (the **Shares**).
Registered shareholder(s) (and number of Shares held):	RELIEF THERAPEUTICS HOLDING SA – 208,163 Shares, representing 100% of the Company's share capital
Beneficial owner of Shares (if different) and number of Shares held:	identical as above
Directors (and shadow directors, if any):	Gaël Hédou, Chairman; Yves Sagot, member of the board of directors; both with single signature power.
Secretary:	None
Accountant(s)*: **(no official "auditors", as the Company has opted out)**	Mazars SA Chemin de Blandonnet 2 1214 Vernier Switzerland Attn: Franck Paucod (*franck.paucod@mazars.ch*)

Part 2 The Subsidiaries

None

Schedule 2 Conditions

1. **Buyer's Required Consent.**

1.1 The passing at a duly convened meeting of shareholders of the Buyer of the resolutions in the agreed form.

1.2 The passing of a resolution of the board of directors of both the Seller and the Company, approving the Transaction and the terms and conditions of this Agreement.

(both minutes being Closing deliveries).

2. **Seller's Required Consent.**

2.1 The passing of a resolution of the board of directors of the Buyer, approving the Transaction and the terms and conditions of this Agreement.

(such resolution, except for the resolutions delivered pursuant to Clause 2.1(b) being Closing deliveries).

3. **Other Matters.**

3.1 No person:

(a) having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction;

(b) having taken or threatened to take any action as a result, or in anticipation, of the Transaction that would be materially inconsistent with any of the Warranties; or

(c) having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company.

3.2 The Share Subscription Facility having been effected and consummated in all respects.

3.3 The Seller shall have delivered to the Buyer audited versions of the Accounts, which (a) shall not materially differ from the unaudited Accounts delivered as of the date of this Agreement, subject to year-end adjustments and footnotes; and (b) shall fairly present in all material respects the financial condition of the Company as of their respective dates and the results of the operations of the Company for the periods indicated. Notwithstanding the foregoing, and upon express written request by the Buyer's Accountant, the Seller shall cause the Seller's Auditor, for inclusion in a registration statement made and filed in respect of the securities and other laws applicable to the Going-Public Event on the Qualified Stock Exchange.

4. **Material Adverse Change.**

From the date of this Agreement, there shall not have occurred any fact, matter, event, circumstance, condition or change which materially and adversely affects, or could reasonably be expected to materially and adversely affect, individually or in the aggregate, the business, operations, assets, liabilities, condition (whether financial, trading or otherwise), prospects or results of operation of the Company, but excluding any of the foregoing arising out of, resulting from, or attributable to:

(a) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(b) changes in conditions generally affecting the industries in which the Company operates;

(c) changes in applicable laws, regulations or accounting standards or practices;

(d) any matter Disclosed; or

(e) the announcement of the Transaction or the change in control of the Company resulting from this Transaction,

(each, a "**Material Adverse Change**")

provided that the matters in Paragraph (a) to (c) of this Schedule 2 shall be taken into account if and to the extent that they have a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

Schedule 3 Conduct between Signing and Closing

1. At all times during the Interim Period, the Seller shall:

1.1 procure that the Company carries on the Business in the normal course and in the manner provided in this <u>Schedule 3</u>;

1.2 use its good-faith best endeavours to maintain the trade and trade connections of the Company;

1.3 promptly notify in writing the Buyer of any material change in the Business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Company or any event or circumstance that may result in such material change;

1.4 promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company, and such access to their books and records, as the Buyer may require from time to time; and

1.5 not induce, or attempt to induce (whether directly or indirectly), any of the Employees, whether directly or indirectly, to terminate their employment.

2. During the Interim Period, the Seller shall procure that, except with the prior written consent of the Buyer, the Company shall not (nor shall it agree to):

2.1 dispose of any material assets used or required for the operation of the Business;

2.2 allot or issue any shares or other securities, or repurchase or redeem any of its shares;

2.3 appoint any person as a Director;

2.4 pass any resolution of its shareholders;

2.5 enter into, modify or terminate any Material Contract;

2.6 incur any capital expenditure on any individual item in excess of CHF 20'000.-;

2.7 borrow any sum in excess of CHF 50,000.- the amounts borrowed in the ordinary course of the Business and available to it at the date of this Agreement;

2.8 make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it;

2.9 enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

2.10 declare or pay any dividend or make any other distribution of its assets;

2.11 make any alterations to the terms and conditions of employment (including benefits) of any of its Directors, officers or Employees;

2.12 amend any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former Employees, Directors or officers (or any of their dependents);

2.13 provide any non-contractual benefit to any Director, officer, Employee or their dependents;

2.14 dismiss any of its Employees or employ or engage (or offer to employ or engage) any person;

2.15 create or agree to create any Encumbrance over any of its assets or its undertaking;

2.16 give any financial or performance guarantee, or any similar security or indemnity;

2.17 commence or settle any legal proceedings relating to the Business, or otherwise concerning the Company, except for debt collection proceedings in the normal course of the Business;

2.18 incur any liabilities to the Seller (or any member of the Seller's Group), other than trading liabilities incurred in the normal course of the Business;

2.19 enter into any agreement (or modify any subsisting agreement) with any trade union or any agreement that relates to any works council;

2.20 vary the terms on which it holds any of the Properties or settle any rent review;

2.21 make any material changes to the accounting standards, procedures, policies or principles by reference to which its accounts are drawn up; or

2.22 permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

3. During the Interim Period, the Seller shall, at its own expense and subject to its obligations under any applicable data protection legislation, give such assistance as the Buyer may reasonably require to challenge any claim by anyone employed or engaged by the Company or its representatives resulting from, or in connection with, this Agreement.

Schedule 4 **Closing Accounts**

1. Definitions.

The definitions in this Paragraph apply in this Agreement.

Accounting Policies: the accounting principles, practices, policies and procedures set out in Paragraph 5 of this Schedule.

Accounting Standards: International Financial Reporting Standards (IFRS).

Buyer's Accountants: means KPMG International.

Closing Accounts: the profit and loss account and balance sheet of the Company, including the notes thereon for the Closing Period and stating the amount of the Closing Net Assets prepared in accordance with and subject to the provisions of this Schedule.

Closing Net Assets: the aggregate of the amount of the issued share capital of the Company and the amount of the capital and revenue reserves of the Company as shown in the Closing Accounts.

Closing Period: the period commencing on the day after the Accounts Date up to and including the Closing Date.

Draft Closing Accounts: a draft of the Closing Accounts prepared in accordance with the requirements of this Schedule.

Expert: a person appointed in accordance with Paragraph 3 of this Schedule 4 to resolve any dispute arising in relation to the preparation of the Closing Accounts.

Seller's Accountants: BALCONSULT AG, Lange G. 4, 4052 Basel, Switzerland.

2. Preparation of Closing Accounts.

2.1 The Buyer shall use its reasonable endeavours to procure that the Buyer's Accountants prepare the Draft Closing Accounts as soon as reasonably practical after the Closing Date.

2.2 The Seller shall provide such assistance and access to information as the Buyer's Accountants may reasonably require to enable them to prepare the Draft Closing Accounts.

2.3 Subject to the preparation of the Draft Closing Accounts in accordance with Paragraph 2.1 above, the Buyer shall deliver a copy of the Draft Closing Accounts to the Seller and the Seller's Accountants, no later than 15 (fifteen) Business Days after the Closing Date.

2.4 The Seller shall ensure that, within 10 (ten) Business Days starting on the day after delivery of the Draft Closing Accounts, the Seller's Accountants submit to the Buyer and the Buyer's Accountants a report stating whether or not they agree with the Closing Accounts (and in the case of disagreement, the areas of dispute). If the Seller's

Accountants fail to provide the requisite report within the specified period, the Seller shall be deemed to agree the Draft Closing Accounts and they shall be final and binding on the Parties for the purposes of this Agreement.

2.5 If the Seller's Accountants confirm the Draft Closing Accounts, the Parties shall ensure that the Buyer's Accountants and the Seller's Accountants certify the Draft Closing Accounts as being the Closing Accounts of the Buyer's Accountants receiving the report of the Seller's Accountants, and the Closing Accounts shall then become final and binding on the Parties for the purpose of this Agreement.

2.6 If the Seller's Accountants deliver a report in accordance with Paragraph 2.4 above disagreeing with the Draft Closing Accounts, the Parties shall use all reasonable endeavours to agree any matter in dispute as soon as practicable. If the matter in dispute is resolved by agreement between the Parties, the Buyer's Accountants and the Seller's Accountants shall certify the Draft Closing Accounts (subject to any amendment agreed between the Parties) as being the Closing Accounts and they shall become final and binding on the Parties for the purpose of this Agreement.

2.7 If the Parties cannot resolve any disagreement within 10 (ten) Business Days of the delivery of the report of the Seller's Accountants, the disagreement shall be referred to an Expert.

2.8 Save as provided in Paragraph 3.8, the Buyer and the Seller shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Draft Closing Accounts and Closing Accounts.

3. Expert.

3.1 An Expert is a person appointed in accordance with this Paragraph 3 to resolve a dispute arising in relation to the Closing Accounts.

3.2 The Parties shall use all reasonable endeavours to agree on the appointment of the Expert.

3.3 If the Parties are unable to agree on an Expert within 5 (five) Business Days of either Party serving details of a suggested Expert on the other, either Party may request the Chairman of the Geneva Chamber of Commerce to appoint a Swiss office of an international reputable accounting firm with experience in companies' valuation and agree the Expert's terms of appointment.

3.4 The Expert shall be required to prepare a written decision and give notice (including a copy) of the decision to the Parties within a maximum of 3 (three) months of the matter being referred to it, it being specified that the Expert shall act as an expert and not as an arbitrator.

3.5 All matters under this Paragraph 3 shall be conducted, and the Expert's decision shall be written, in the English language.

3.6 The Parties shall be entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.7 The Expert's written decision on the matters referred to it shall be final and binding in the absence of manifest error or fraud.

3.8 Each Party shall bear its own costs in relation to the Expert. The Expert's fees and any costs properly incurred by the Expert in arriving at its determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Parties equally or in such other proportions as the Expert directs.

4. Basis of Preparation.

The Closing Accounts shall be prepared on the following basis, and in the order of priority shown below:

(a) in accordance with the Accounting Policies;

(b) to the extent not provided for by the Accounting Policies, applying the same accounting principles, policies and practices (with consistent classifications, judgements, valuation and estimation techniques) that were applied in the preparation of the Accounts; and

(c) to the extent not provided for by the Accounting Policies or the matters referred to in Paragraph (b) above, in accordance with the Accounting Standards.

5. Accounting Policies.

The Accounting Policies are as follows:

(a) International Financial Reporting Standards, as issued by the International Accounting Standards Board;

(b) The Closing Accounts shall not take account of:

(i) any event or transaction that occurs or arises, or information that comes to the Parties' attention, after the delivery of the Draft Closing Accounts to the Seller;

(ii) any event or transaction that occurs or arises after the Closing Date as a result of a voluntary act or omission of the Buyer or the Company, except where such act or omission was carried out or effected in the ordinary course of the Business pursuant to a binding obligation of the Company in force immediately before Closing; or

(iii) any matter arising from the Change of Control of the Company effected by the Transaction.

Schedule 5 Warranties of the Seller

1. Authority of the Seller.

The Seller has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller. Assuming due authorization, execution and delivery by all other applicable parties, this Agreement, and each Transaction Document to which the Seller is or will be a party, constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

2. Organization, Authority and Qualification of the Company.

(a) The Company is a Swiss joint-stock company duly organized and validly existing under the laws of Switzerland and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(b) The Company is qualified and licensed to transact business and carry on its business in all locations in which it does so.

(c) The copy of the excerpt of the Company from the relevant commercial register attached in Annex 5 (2) (c) is accurate.

(d) The copy of the share ledger of the Company as attached as Annex 5 (2) (d) is accurate and complete.

3. Capitalization.

(a) The Seller is the record and beneficial owner of, and have good and valid title to, the Shares, free and clear of all Encumbrances. The Shares owned by the Seller constitute 100% of the total issued and outstanding shareholding or other ownership in the Company. The Shares have been validly issued and fully-paid up. The paid-up capital has not been repaid. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own the Shares, free and clear of all Encumbrances.

(b) The Shares were issued in compliance with applicable laws. The Shares were not issued in violation of the constitutional and corporate documents of the Company or any other agreement, arrangement, or commitment to which the Seller or the Company is a party and are not subject to or in violation of any pre-emptive or similar rights of any person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character

relating to the ownership or transfer of any Share or other ownership in the Company or obligating the Seller or the Company to issue or sell any Share, or any other interest, in the Company. Other than the constitutional and corporate documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

4. **No Subsidiaries.**

The Company does not own or have any interest in any other person or entity.

5. **No Conflicts; Consents.**

(a) The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of, the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with, or result in any violation or breach or event of default under any obligations of the Seller which will prevent or hinder or materially impair the execution and performance of this Agreement;

(ii) conflict with or result in a violation or breach of any provision of the constitutional and corporate documents of the Company or any law or governmental order applicable to the Company;

(iii) relieve any other party to an agreement, arrangement or commitment with the Company of its obligations or enable that party to accelerate, modify or cancel its rights or obligations under any contract by which the Company is bound;

(iv) result in the creation or imposition of any Encumbrance on any of the assets of the Company;

(v) except as disclosed on Item 5 (a)(v) the Disclosure Schedules, require the consent, notice or other action by any person or entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subjects.

(b) No consent, approval, permit, governmental order, from, or notice to, any governmental authority is required with respect to the Company in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

6. **Accounts.**

Complete copies of the Accounts as at the Account Date (comprising the balance sheet and profit and loss account) and a profit-and-loss account as of 30 June 2019 have been delivered to the Buyer. The Accounts and the profit-and-loss account as of 30 June 2019 are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

7. **Undisclosed Liabilities.**

The Company has no material liabilities, obligations or commitments of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, due or to become due (collectively, the "**Liabilities**"), except (a) those which are adequately reflected or reserved against in the Accounts and the profit-and-loss account as of 30 June 2019, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the interim financial statements consisting of the balance sheet of the Company as at end of month prior to Closing Date, and which are not, individually or in the aggregate, material in amount.

8. **Absence of Certain Changes, Events and Conditions.**

Since the date of the Accounts, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

9. **Material Contracts.**

Item 9 of the Disclosure Schedules contains a complete and accurate list of all legally binding agreements (a) to which the Company is a party and (b) which, whether by reason of their nature, term, scope, amounts or otherwise, are or are likely to be of material importance to its business, profits or assets, are not in the ordinary course of business, restrict the business of the Company in any way or would be breached or terminated as a result of the transactions contemplated hereby and thereby (the "**Material Contracts**"). Without limiting the foregoing, Material Contracts shall include, but not be limited to, (i) each contract of the Company involving aggregate consideration in excess of CHF 10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice and (ii) all contracts of the Company relating to Indebtedness. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. So far as the Seller is aware, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any

right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.

10. No Real Property; Title to Assets.

(a) The Company owns no real property in whole or in part.

(b) The Company owns at date all the assets included in the Accounts or used in their business. The Company has full and valid title to all assets owned by it.

(c) Item 10 of the Disclosure Schedules sets forth all material assets of the Company.

(d) Except as disclosed in Item 10 of the Disclosure Schedules, the Company does not hold assets under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms.

(e) Except as disclosed in Item 10 of the Disclosure Schedules, none of the assets of the Company is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no person has claimed to be entitled to any of the foregoing.

(f) The assets owned by the Company comprise all the assets, rights and properties necessary for the conduct of the business of the Company after the Closing Date substantially in the same manner as conducted prior to the Closing Date. All such assets are, subject to normal wear and tear, in good order and conditions, have been maintained regularly and used for their intended purpose in the ordinary course of business.

11. Intellectual Property.

(a) Item 11 of the Disclosure Schedules contains a correct, current, and complete list of all registered Company Intellectual Property (including applications to register the same) and all unregistered Company Intellectual Property (with the indication as to whether it is owned or licensed by it). No other intellectual property has been or is used by the Company or is required for the continuation of Business as proposed to be conducted.

(b) Item 11 of the Disclosure Schedules provides complete and accurate descriptions of all licenses, permits, agreements, authorizations and permissions and other arrangements pursuant to which the Company (i) uses or exploits any intellectual property owned by another person or (ii) has licensed or agreed to license any Company Intellectual Property to, or otherwise permitted the use of any Company Intellectual Property by any other person. All such agreements are valid and binding; have not been the subject of any breach or default by any party or any event which, whether with the giving of notice or the passage of time, would constitute a default; are not the subject of any claim, dispute or

proceeding, pending or threatened; and have, where required, been duly recorded or registered.

(c) Item 11 of the Disclosure Schedules sets forth a complete and accurate description of all of the Company's right to use, license of rights in, and/or other right, title and interest in, to and under IL-6, as well as all rights, assets, properties, Intellectual Property and other things developed, created, produced or otherwise arising out of the Company's use of IL-6 and otherwise connected with the Business (**"Derived Products"**). The Company is the sole and exclusive owner of all such rights, title and interest in, to and under such Derived Products, subject to the restrictions contained in the Ares License Agreement. Such rights are sufficient, and no other rights are required, for the continuation of the Business as proposed to be conducted, including for the development of the Derived Products.

(d) The Company is the sole and exclusive legal and beneficial owner of and has good and marketable title to each item of the Company Intellectual Property, free and clear of any Encumbrances. All licenses of Company Intellectual Property granted to the Company are valid and enforceable, and the Company is not in breach of the terms of any such license, including for the avoidance of doubt all licenses, permissions and other agreements or arrangements it has with Merck.

(e) Each item of the Company Intellectual Property is valid and subsisting, and no act has been performed or has been omitted to be performed by the Company, any of its Group, or any of their respective directors, officers or employees, or by any Third Party, which may jeopardize the validity or substance of any of such items. All issue, renewal, maintenance and other payments and steps due with respect thereto have been timely paid by or on behalf of the Company. Nothing is due to be done within thirty (30) days of the date of this Agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights which are registered or the subject of an application for registration.

(f) The Company has taken all due steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all trade secrets included in the Company Intellectual Property. All confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information).

(g) The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and, so far as the Seller is aware, will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any person; and have not given and do not give rise to any obligation to pay any royalty, fee, compensation or other sum,

except as provided in the licensing and other arrangements set forth in Item 11 of the Disclosure Schedules.

(h) So far as the Seller is aware, no person or entity has infringed, misappropriate or otherwise violated any Company Intellectual Property. No mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of the Company in any jurisdiction in which the Company has registered or is using that mark, trade name or domain name.

(i) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any person or entity, the Company has a written agreement with such person with respect thereto, and has obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

(j) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of, any additional amounts with respect to, nor require the consent of any other person in respect of, the Company's right to own or use any Company Intellectual Property.

(k) There is no pending claim by any Third Party contesting the use of the Company Intellectual Property by the Company; the Company has not received any written notice nor is the Seller aware of any fact which indicates a likelihood of, any infringement or misappropriation of, or other conflicts with any Third Party with respect to, the Company Intellectual Property by the Company. So far as the Seller is aware, no activities of the Company infringe or are likely to infringe any Intellectual Property of any Third Party, and no claim has been made against the Company in respect of such infringement.

(l) As from the Closing Date, the Company will be authorized by the Seller, free of charge, to keep its company name "Relief Therapeutics", based on an un-formalized license-type relationship with the Seller, for a limited period of 6 (six) years. After this 6-year period, the Buyer undertakes to cause the Company to abandon and amend its corporate name and cease any further use thereof.

12. Information Technology

The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (the "**Company Systems**") are reasonably sufficient for the immediate and anticipated needs of the Company's business. So far as the Seller is aware, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems.

13. Insurance.

The insurance policies set forth in Item 12 of the Disclosure Schedules (the "**Insurance Policies**") are legal, valid, binding, enforceable and in full force for the benefit of the insured parties mentioned therein, and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. All due insurance premiums for the maintenance of such insurances have been paid. Neither the Seller nor the Company have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b), so far as the Seller is aware, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company filed or, so far as the Seller is aware, pending, under any such Insurance Policies.

14. Legal Proceedings; Governmental Orders.

(a) There are no claims or actions pending or, so far as the Seller is aware, threatened against or by the Company.

(b) Except as set forth in Item 14 of the Disclosure Schedules, there are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. So far as the Seller is aware, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such governmental order.

15. Compliance With Laws; Permits; Regulatory Matters.

(a) Except as set forth in Item 15 of the Disclosure Schedules, the Company has complied, and is now complying, with all laws applicable to it or its business, properties or assets, including for the avoidance of doubt the Business.

(b) No permit is required for the Company to conduct the Business, in the locations where the Company is present as of, and the way it has conducted the Business up to Closing.

(c) The Intellectual Property and other applicable assets of the Business related to IL-6 have, as applicable, undergone clinical trials in USA and Europe that were been completed by SERONO INTERNATIONAL S.A., a wholly owned subsidiary of Merck. Seller has been informed by SERONO INTERNATIONAL S.A that all representations made to the FDA and regulatory authorities from other jurisdictions fully, fairly and accurately describe each as used in the Business as currently conducted or proposed to be conducted. So far as Seller is aware, no officer, employee or agent of the Seller has made any untrue statement of

material fact or fraudulent statement to the FDA or any other governmental authority.

16. Employee Benefit Matters.

(a) Item 16 of the Disclosure Schedules is a complete and correct list of all employees, both full time or part time, of the Company (the "**Employees**") as of the date of this Agreement. This list contains, on a no name basis, details about the position and function, salary (including bonuses and benefit in kinds), length of services, notice period for termination and rights to severance payments.

(b) The Company is in compliance with all applicable employment laws and regulations, including regarding health & safety and insurance against accidents and the like, and hold all necessary employment-related permits.

(c) There are no bonus, stock option or similar incentive plans, schemes or commitments entitling any of the Employees to any benefit.

(d) The Company is current with all their payment obligations to employees or wages, salaries, commissions, bonuses or other compensations.

17. Pension.

(a) Item 17 of the Disclosure Schedules is a complete and accurate description of the pension funds and pension schemes of the Company (names, main terms etc.) (the "**Pension Funds**").

(b) The Pension Funds comply with all applicable laws and regulations and fulfil the minimum legal requirements. The financial statements of the Pension Funds have been established in full accordance with the applicable laws and regulations and the accounting principles applied to them.

(c) All due pension and social security contributions (including contributions to be made on benefits such as under stock option plans and the like) have been fully paid or deducted in full when due.

18. Taxes.

(a) The Company has duly filed all federal, cantonal and local Tax declarations at the required time and have kept copies of the originals filed, and all such Tax declarations were and are true, complete, correct and accurate in all respects.

(b) All due federal, cantonal and local Taxes owed by the Company have been fully paid or withheld at source (including source taxes for commuters (*frontaliers*) within the legal time limits).

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) The provisions for Taxes which appear in the Accounts, as the case may be, are sufficient for the payment of all Taxes (including fines and interest) (regardless of the date of the event which is the origin of the Taxes and regardless of the date on which payment thereof is due).

19. **Company Finances.**

(a) As of the Closing Date, the Company shall have no indebtedness or other liabilities as set forth on Section 19 of the Disclosure Schedules, contingent or otherwise (including, for the avoidance of doubt, any obligations with giving rise to any right to any Transaction Payments in any person, or otherwise relating to any actual or potential obligation to make any Transaction Payments). There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(i) the Seller or any member of the Seller's Group (or any person affiliated with any of them); or

(ii) a Director, or a director of any member of the Seller's Group (or any person affiliated with any of them).

(b) The Company is and shall at all times be solely and exclusively responsible for the payment of all Transaction Payments. As of the Closing Date, the Company shall have fully and finally paid, settled and discharged all Transaction Payments and any and all other possible claim upon the Company of any person receiving any Transaction Payments. The Accounts, Draft Closing Accounts and Closing Accounts of the Company, in each case as applicable, fully, fairly and accurately reflect the amounts of all such Transaction Payments, their due payment by the Company prior to and as of the Closing Date, and the financial condition of the Company subsequent to their payment.

(c) Neither the Seller nor any member of the Seller's Group is entitled to a claim of any nature against the Company, nor has assigned to any person the benefit of any such claim (including, for the avoidance of doubt, in respect of any actual or possible Transaction Payments).

(d) No indebtedness of the Company is due and payable, and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the any Company indebtedness having been reached or otherwise.

(e) The Company has not received any notice (the terms of which have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Company's financial facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

20. Environment and Health and Safety.

(a) The Company has obtained and complied at all times with all permits, licenses and other authorizations required under applicable environmental, health and safety laws. All such permits, licenses and other authorizations are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any of them.

(b) The Company has at all times operated in compliance with all applicable environmental, health and safety laws in force from time to time, and there are no facts or circumstances that may lead to any breach of or liability under any such laws or any claim or liability in respect any matter related to any such law.

(c) All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company under the provisions of any environmental health and safety laws, are complete and accurate.

(d) There have been no claims, investigations, prosecutions or other proceedings brought or threatened against the Company (or any of its Directors, officers or employees) in respect of any harm by the Company or otherwise arising from the operation of the Business for any breach or alleged breach of any environmental health and safety laws, permits, licenses or authorizations, and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings.

(e) The Company has adequate employers' liability and public liability insurance cover in respect of the Business, and no claims have been made or are contemplated under any such insurance.

(f) Neither the Company nor any of its Subsidiaries has given or received any warranties or indemnities or entered any other agreement in respect of any liabilities, duties or obligations that arise under environmental health and safety laws.

21. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or **commission** in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Seller or by the Company.

22. Full Disclosure.

The Seller has fully provided the Buyer with all the information which the Buyer has requested for deciding whether to acquire the Shares and all information which the Seller believes is reasonably necessary to enable the Buyer to make such decision. None of this

Agreement and/or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements not misleading.

23. Exclusive Representations and Warranties.

The Buyer expressly acknowledge that the Seller has not made, and Buyer has not relied upon, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement other than as expressly provided in this Agreement.

24. No Representations and Warranties Relating to the Future.

The Buyer acknowledges that the Seller is not making any representations as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the business of the Company after the Closing Date.

Schedule 6 Warranties of the Buyer

1. Authority of the Buyer.

The Buyer has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Buyer. Assuming due authorization, execution and delivery by all other applicable parties, this Agreement, and each Transaction Document to which the Buyer is or will be a party, constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

2. Organization, Authority and Qualification of the Buyer.

(a) The Buyer is New Jersey corporation duly organized and validly existing under the laws of the State of New Jersey, USA, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(b) The Buyer is qualified and licensed to transact business and carry on its business in all locations in which it does so.

3. Payment Shares.

(a) The Payment Shares have been validly issued and fully-paid up. The paid-up capital has not been repaid. Upon consummation of the transactions contemplated by this Agreement, the Seller shall own the Payment Shares, free and clear of all Encumbrances.

(b) The Payment Shares were issued in compliance with applicable laws. The Payment Shares were not issued in violation of the constitutional and corporate documents of the Buyer or any other agreement, arrangement, or commitment to which the Buyer is a party and are not subject to or in violation of any pre-emptive or similar rights of any person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the ownership or transfer of any Payment Shares or other ownership interest obligating the Buyer issue or sell the Payment Shares to any other person. Other than the constitutional and corporate documents of the Buyer, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Payment Shares.

4. **No Conflicts; Consents.**

(a) The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of, the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with, or result in any violation or breach or event of default under any obligations of the Buyer which will prevent or hinder or materially impair the execution and performance of this Agreement;

(ii) conflict with or result in a violation or breach of any provision of the constitutional and corporate documents of the Buyer or any law or governmental order applicable to the Buyer;

(iii) relieve any other party to an agreement, arrangement or commitment with the Buyer of its obligations or enable that party to accelerate, modify or cancel its rights or obligations under any contract by which the Buyer is bound; or

(iv) result in the creation or imposition of any Encumbrance on any of the Payment Shares.

(b) No consent, approval, permit, governmental order, from, or notice to, any governmental authority is required with respect to the Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5. **Brokers.**

Except for CHARDAN CAPITAL MARKETS, LLC, for the fees of which the Buyer shall be solely and exclusively responsible, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Buyer.

6. **Exclusive Representations and Warranties.**

The Seller and Company acknowledge that the Buyer has not made, and neither the Seller nor the Company has relied upon, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement other than as expressly provided in this Agreement.

7. **No Representations and Warranties Relating to the Future.**

The Seller acknowledges that the Buyer is not making any representations as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the Buyer after the Closing Date.

Signature Page to Share Exchange Agreement between Sonnet Biotherapeutics, Inc. and RELIEF THERAPEUTICS Holding SA

Signed by Raghuram Selvaraju for and on behalf of
RELIEF THERAPEUTICS HOLDING SA

....

Chairman, Director

Signed by Peter de Svastich for and on behalf of
RELIEF THERAPEUTICS HOLDING SA

....

Director

Signed by Dr. Pankaj Mohan for and on behalf of
SONNET BIOTHERAPEUTICS, INC.:

....

Chief Executive Officer

Peter de Svastich

Signed by ~~Christopher F. Brown~~ for and on behalf of
GEM GLOBAL YIELD FUND LLC S.C.S.:

....

Manager